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                        Renewal of Distribution Agreement

Agreement    made this   28th day   of July,    2005 by   and  between    Nuveen
Multistate  Trust  III  (formerly  Nuveen  Flagship  Multistate  Trust  III),  a
Massachusetts  business trust (the "Fund"),  and Nuveen  Investments,   LLC
a Delaware  corporation  (the "Underwriter");

WHEREAS, the parties hereto are the contracting parties under that certain Distribution Agreement (the "Agreement") pursuant to which the Underwriter acts as agent for the distribution of shares of the Fund; and

WHEREAS, the Agreement terminates August 7, 2005 unless continued in the manner required by the Investment Company Act of 1940;

WHEREAS, the Board of Trustees of the Fund, at a meeting called for the purpose of reviewing the Agreement has approved the Agreement and its continuance until August 7, 2006 in the manner required by the Investment Company Act of 1940;

NOW THEREFORE, in consideration of the mutual covenants contained in the Agreement the parties hereto do hereby continue the Agreement in effect until August 7, 2006 and ratify and confirm the Agreement in all respects.

                                              NUVEEN MULTISTATE TRUST III

                                              By:    /s/ Jessica R. Droeger
                                                    ----------------------------
                                                         Vice President
ATTEST:

/s/ Virginia L. O'Neal
-------------------------
Assistant Secretary
                                              NUVEEN INVESTMENTS, LLC

                                              By:      /s/ Larry Martin
                                                    ----------------------------
                                                        Vice President
ATTEST:

/s/ Stuart Cohen
-------------------------
Assistant Secretary